UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Gentex Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Commencing May 11, 2012, Gentex Corporation (“Gentex” or the “Company”) sent the following communication to certain shareholders:

We write to bring your attention to a significant disagreement between Gentex Corporation and ISS Proxy Advisory Services USA (“ISS”) with respect to ISS’s Proxy Report regarding proposals to be voted on at Gentex’s Annual Meeting of Shareholders to be held on May 17, 2012. In the above-referenced report, ISS recommended a “WITHHOLD vote from all director nominees for the board’s failure to act on shareholder proposals that received approval from a majority of the company’s shares outstanding at last year’s annual meeting.” The Company strongly disagrees with the analysis of ISS, including its determination that “the board’s failure to take action demonstrates a lack of responsiveness to shareholder concerns.” The shareholder proposals to which ISS refers relate to declassification of the Company’s Board of Directors and majority voting in uncontested director elections.

Contrary to ISS’s characterizations, the Board of Directors of the Company has: (1) in its 2012 Proxy Statement, presented to the shareholders for vote a proposal to amend the Restated Articles of Incorporation of the Company to declassify the Board of Directors; and (2) has amended the Company’s Bylaws to institute a form of what is commonly referred to as majority voting, with the concurrence of a filer of the shareholder proposal in question. Each of these actions is in direct response to the shareholder votes at the Company’s 2011 Annual Meeting of Shareholders.

With respect to the 2011 shareholder proposal concerning declassification of the Board of Directors and in response to the shareholder vote at last year’s Annual Meeting, the Company’s Board is presenting for shareholder vote a proposal to declassify the Board. With respect to the 2011 shareholder proposal concerning majority voting and in response to the shareholder vote at last year’s Annual Meeting, the Company amended its Bylaws in February of 2012, to properly deal with potential holdover directors under Michigan law, and to ensure directors who do not receive majority shareholder support are reconsidered by the Board. The Company worked with a filer of the shareholder proposal in undertaking this amendment to its Bylaws and this shareholder concurred that “The steps are logical and protect the Company as well as investors.”

As concerns the above-referenced ISS Proxy Report, this same shareholder has also commented that “As a Gentex shareholder and sponsor of resolutions seeking governance changes, we were perplexed and disturbed ISS in its analysis did not give appropriate credit to the Gentex Board for its support of several governance changes . . . . We commend Gentex for its responsiveness to investor opinions on these issues.” The foregoing steps taken by the Company’s Board of Directors demonstrate anything but “a lack of responsiveness to shareholder concerns,” as characterized by ISS. This same shareholder and proponent of certain governance changes this year believes the above-referenced ISS Proxy Report “. . . is an example of shoddy research by ISS . . . .”

Our Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

2